Exhibit 99.2
ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

As of
September 30, 2007

Assets
Current assets:
Cash and cash equivalents	$376,028
Accounts receivable — net	5,300,085
Inventories	4,619,623
Prepaid income taxes	4,042
Prepaid expenses	211,578

Total current assets	10,511,356

Property and equipment — net	1,075,034
Notes receivable from members	155,179
Intangible assets — net	567,372
Goodwill	29,909
Other assets	18,504

Total assets	$12,357,354

Liabilities and Members’ Deficit
Current liabilities:
Lines-of-credit	$1,198,077
Accounts payable	7,172,027
Accrued expenses	1,536,186
Current portion of long-term debt	88,347
Current portion of notes payable to related parties	64,022

Total current liabilities	10,058,659

Long-term debt — net of current portion	127,696
Notes payable to related parties — net of current portion	3,555,589
Minority interest in subsidiaries	165,255
Members’ deficit	(1,549,845)

Total liabilities and members’ deficit	$12,357,354

See the accompanying notes to condensed consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2007	2006

Net sales	$17,101,034	$12,923,681
Cost of sales	7,264,310	5,682,336

Gross profit	9,836,724	7,241,345
Selling, general and administrative expenses	8,557,360	6,861,884

Operating income	1,279,364	379,461
Other income (expense):
Interest income (expense), net	(198,443)	(150,556)
Net foreign currency exchange gain (loss)	(84,398)	12,067
Other income, net	22,223	6,895

Total other income (expense)	(260,618)	(131,594)

Income before provision for income taxes and minority interest	1,018,746	247,867
Provision for income taxes	76,154	87,798

Income before minority interest	942,592	160,069
Minority interest	87,067	31,609

Net income	$1,029,659	$191,678

See the accompanying notes to condensed consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$1,029,659	$191,678
Noncash items included in net income:
Increase in allowance for doubtful accounts	60,429	51,144
Depreciation and amortization	276,410	143,452
Loss on disposal of property and equipment	7,745	2,618
Increase in allowance for sales reserve	57,997	405,304
Minority interest	(87,067)	(31,609)
Interest on note payable to related party	114,061	108,536
Changes in:
Accounts receivable	(1,904,517)	(1,661,166)
Inventories	(2,772,342)	(234,132)
Prepaid income taxes	(68,271)	(64,200)
Prepaid expenses	73,115	(80,964)
Other assets	(803)	3,121
Accounts payable	3,406,258	1,253,078
Accrued expenses	94,381	253,729

Net cash provided by operating activities	287,055	340,589

Cash flows from investing activities:
Purchases of intangible assets	(216,792)	(147,949)
Purchases of property and equipment	(630,823)	(158,427)

Net cash used in investing activities	(847,615)	(306,376)

Cash flows from financing activities:
Net borrowings on lines-of-credit	1,021,169	86,838
Principal repayments on long-term debt	(254,292)	(30,363)
Increase in notes receivable from members	(5,611)	(8,943)
Principal repayments on notes payable to related parties	(20,750)	(21,854)
Payment to related party	(48,862)	(34,115)
Distributions to members	(130,000)	—

Net cash provided by/(used in) financing activities	561,654	(8,437)

Net increase in cash and cash equivalents	1,094	25,776

Cash and cash equivalents — Beginning of period	374,934	255,770

Cash and cash equivalents — End of period	$376,028	$281,546

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$84,382	$78,199
Income taxes	$148,800	$84,403

Supplemental disclosure of noncash investing information:
Debt obligations incurred for the purchase of property and equipment	$65,609	$91,988
See the accompanying notes to condensed consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Note 1 - Nature of Business
     Electric Visual Evolution, LLC (“Electric USA”) was originally formed as a California limited liability company in 1999. Electric USA is headquartered in San Clemente, California, and designs, develops, and distributes high performance products under the “Electric” trade name for the action sports and lifestyle markets in the United States of America and Canada. Electric USA’s current product offerings include sunglasses, snow and motocross goggles, and branded apparel and accessories.
     Electric Europe SARL (“Electric Europe”) was incorporated in France in 2000. Electric USA owns ninety-eight percent of Electric Europe, which manages the sales, distribution, customer service, and administration of “Electric” products in the European countries.
     Electric Visual Evolution Australia Pty Ltd (“Electric Australia”) was originally incorporated in Australia in 2000 under the name NJOYA Pty Ltd. On June 30, 2006, Electric USA was granted a fifty-one percent ownership with voting rights in Electric Australia enabling Electric USA to manage the sales, distribution, customer service, and administration of “Electric” products in Australia. Electric Australia has a June 30 year end and the current consolidated financial statements include operations from January 1, 2007 through September 30, 2007 and July 1, 2006 through September 30, 2006, respectively. Additionally, Electric Australia has an equity investment of forty percent in Electric Visual Evolution New Zealand Pty Ltd (“Electric New Zealand”), which has been accounted for under the equity method. Electric New Zealand manages the sales, distribution, customer service, and administration of “Electric” products in New Zealand and Asia.
     Electric Visual Evolution Spain, S.L. (“Electric Spain”) was incorporated in Spain in 2006. Electric USA owns eighty-nine percent of Electric Spain, which manages the distribution of “Electric” products in Spain.
Note 2 - Summary of Significant Accounting Policies
     Basis of presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
     Principles of consolidation - The consolidated financial statements include the accounts of Electric USA and its majority owned subsidiaries Electric Europe, Electric Australia, and Electric Spain (collectively the “Company”). All inter-company accounts and transactions have been eliminated upon consolidation. All subsidiary assets are located outside the United States.
     Cash and cash equivalents - For the purpose of reporting cash flow, cash includes cash on hand and all highly liquid investments and demand deposits in banks and financial institutions with an original maturity of ninety days or less.
     Accounts receivable - The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit status, as determined through the Company’s analysis of information currently available. The Company carries its accounts receivable at invoiced amounts less allowances for doubtful accounts and other deductions. The Company does not accrue interest on its outstanding trade receivables. Management continuously evaluates the ability to collect accounts receivable based on a combination of factors. A reserve for doubtful accounts is maintained based on historical experience with customers including past payment history, the length of time receivables are past due and the status of a customer’s financial position. While such credit losses have historically been generally within the expectations and provisions established by the Company, there can be no assurances that the Company will continue to experience the same credit loss rates that have been experienced in the past. Receivables are written off in the year deemed uncollectible after all methods of collections have been exhausted.

     Credit risk - Financial instruments which potentially subject the Company to credit risk consist principally of accounts receivable and cash. Specialty stores and select department stores located throughout the United States, Europe, Canada, Australia, Spain, and New Zealand account for a substantial portion of accounts receivable. The Company grants unsecured credit and does not require collateral from substantially all of its customers. The Company and its subsidiaries maintain cash at various financial institutions in the U.S., Canada, France, Australia, New Zealand, and Spain. Accounts in the U.S. are insured by the Federal Deposit Insurance Corporation up to $100,000 per financial institution. At various times throughout the nine months ended September 30, 2007 and 2006, the Company had U.S. bank deposits in excess of federally insured limits. The Company did not experience any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.
     Inventories - Inventories consist of finished goods and are stated at the lower of cost, using the first-in, first-out method, or market. Approximately $126,000 of Electric USA’s finished goods inventory was located in Canada at September 30, 2007.
     Property and equipment - Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over estimated useful lives ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. Expenditures for repairs and maintenance are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are charged to operations in the period realized or incurred. Depreciation expense related to property and equipment was approximately $199,000 and $89,000 for the nine months ended September 30, 2007 and 2006, respectively.
     On January 1, 2007, the Company began capitalizing retail display cases as they are identifiable and have an estimated useful life of three years. In prior periods, the Company estimated the useful life of display cases as less than one year and expensed these costs as operating expenses. The display cases capitalized during the period ended September 30, 2007 amounted to $504,456. Included in depreciation and amortization expense for the nine months ended September 30, 2007 is $66,116 relating to retail display cases provided to customers.
     Impairment of long-lived assets - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. Included in operating expenses is approximately $3,000 of impairment charges for the nine months ended September 30, 2007.
     Goodwill and identified intangible assets - The Company accounts for intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.” Accordingly, intangible assets with finite useful lives are amortized and intangible assets with indefinite lives are not amortized, but rather are tested for impairment annually. At December 31, 2006, management assessed whether there had been any impairment in the value of goodwill or intangible assets with indefinite lives by comparing the fair value to the net carrying value of the intangible assets. If the carrying value exceeds its estimated fair value, an impairment loss would be recognized. Based upon management’s assessment, there was no impairment loss adjustments required during the nine months ended September 30, 2007 and 2006.
     Revenue recognition - The Company recognizes revenue when the following criteria are met: (1) there is persuasive evidence of an arrangement with the customer; (2) the sales price is fixed or determinable; (3) merchandise is shipped and title and risk of loss have passed to the customer in accordance with the terms of sale; and (4) collection of the sales price is reasonably assured.
     The Company’s standard sales agreements with its customers do not provide for any rights of return by the customer, other than returns for product warranty related issues. The Company may, at its discretion, accept other returns. The Company records provisions for other returns or sales discounts based upon historical analysis of other returns and sales discounts. Included in accrued liabilities as of September 30, 2007 is approximately $581,000 to provide for other returns and sales discounts. Actual returns and claims in future periods may differ from the Company’s estimates.

     Shipping and handling - The Company accounts for shipping and handling fees as revenue. Shipping and handling costs are included in operating expenses and amounted to approximately $244,000 and $194,000 for the nine months ended September 30, 2007 and 2006, respectively.
     Product warranty - The Company warrants its products for one year. The standard warranty requires the Company to replace any product or portion thereof that is deemed a manufacturer’s defect. Historically, the Company’s warranty expenditures have been insignificant and, as such, management has not deemed a warranty reserve necessary at September 30, 2007. Currently, warranty expenditures are expensed in the period incurred and for the nine months ended September 30, 2007 and 2006 were approximately $21,000 and $22,000, respectively.
     Research and development costs - The Company expenses research and development costs as incurred.
     Advertising and promotion - The Company’s promotion and advertising efforts include athlete sponsorships, magazine advertisements, retail signage, trade shows and other events. Displays provided to retailers are also included for the nine months ended September 30, 2006. Such costs are expensed when incurred. For the nine months ended September 30, 2007 and 2006, these expenses totaled approximately $1,541,000 and $1,718,000, respectively and are included in selling, general and administrative expenses.
     Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
     Merchandise risk - The Company’s success is largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have a material adverse effect on the Company’s business, operating results, and financial condition.
     Income taxes — As a limited liability company, Electric USA does not pay federal income taxes. Any resulting federal income is allocated to the members and is included on their personal income tax returns. However, the Company is subject to a minimum state franchise tax of $800 and a limited liability company fee, which amounted to $11,790 for the periods ended September 30, 2007 and 2006.
     The Company’s subsidiary, Electric Europe, is organized as a French corporation (SARL) and is responsible for paying taxes to the French government. Based upon the statutory rates set, income tax expense related to the French operation was approximately $64,000 and $74,000 for the nine months ended September 30, 2007 and 2006, respectively.
     The Company’s subsidiary Electric Australia is organized as an Australian Company (Pty Ltd) and is responsible for paying taxes to the Australian government at a statutory rate of 30% of net income. Electric Australia encountered a loss for the nine months ending September 30, 2007 and 2006. As such, there is no tax due at September 30, 2007.
     The Company’s subsidiary Electric Spain is organized as a limited liability company, SL (Sociedad Limitadas). Electric Spain also encountered a loss for the nine months ending September 30, 2007 and 2006. As such, there is no tax due at September 30, 2007.
     Foreign currency - The Company follows the principles of SFAS No. 52, Foreign Currency Translation, in accounting for foreign currency transactions. Realized foreign currency transactional gains and losses resulting from inventory purchases are recorded in cost of sales. Unrealized gains and losses resulting from foreign currency translations are either accumulated as components of equity of the related company as accumulated other comprehensive income (loss) or included in the results of operations depending on the determination of the functional currency.
     The functional currency of Electric Europe is the local currency, and therefore gains and losses resulting from the foreign currency translation are accumulated as a separate component of stockholders’ deficit as accumulated other comprehensive income (loss). At September 30, 2007, such amount was approximately $59,000.

     The functional currency of the Electric USA’s Canadian division is determined to be the U.S. dollar. As such, the transactional effects of the foreign currency remeasurement for this division are included in the results of operations. At September 30, 2007, such amount was not significant.
     The functional currency of Electric Australia is the local currency, and therefore gains and losses resulting from the foreign currency translation are accumulated as a separate component of stockholders’ deficit as accumulated other comprehensive income (loss). At September 30, 2007, such amount was approximately $13,000.
     The functional currency of Electric Spain is the local currency, and therefore gains and losses resulting from the foreign currency translation are accumulated as a separate component of stockholders’ deficit as accumulated other comprehensive income (loss). At September 30, 2007, such amount was not significant.
     Intellectual property rights - The Company’s success depends to a significant degree upon its ability to protect and preserve its intellectual property, including copyrights, trademarks, patents, service marks, trade secrets, and similar intellectual property. The Company relies on the intellectual property, patent, trademark, and copyright laws of the United States and other countries to protect its proprietary rights. However, the Company may be unable to prevent third parties from using its intellectual property without its authorization, particularly in those countries where the laws do not protect its proprietary rights as fully as in the United States. The use of the Company’s intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage the Company has developed, causing it to lose sales or otherwise harm its business. If it became necessary for the Company to resort to litigation to protect these rights, any proceedings could be burdensome and costly and the Company may not prevail.
     International operations - As a result of its international business, the Company is exposed to increased risks inherent in conducting business outside of the United States. In addition to foreign currency risks and increased difficulty in protecting the Company’s intellectual property rights and trade secrets, these risks include (i) unexpected government action or changes in legal or regulatory requirements, (ii) social, economic, or political instability, (iii) increased exposure to interruptions in air carrier or shipping services, which could significantly and adversely affect the Company’s ability to obtain timely delivery of products from international suppliers or to timely deliver its products to international customers. Although the Company believes the benefits of conducting business internationally outweigh these risks, any significant adverse change in circumstances or conditions could have a significant adverse effect upon the Company’s operations and its financial performance and condition.
Note 3 - Accounts Receivable
Accounts receivable consist of:

September 30, 2007
Accounts receivable	$6,162,519
Elimination of related party receivables	(645,062)

5,517,457
Allowance for doubtful accounts	(217,372)

$5,300,085

Note 4 - Property and Equipment
Property and equipment consists of:

September 30, 2007
Equipment and molds	$734,177
Displays	530,464
Automobiles	223,596
Computers and software	89,427
Leasehold improvements	22,521
Furniture and fixtures	178,233

1,778,418
Accumulated depreciation and amortization	(703,384)

Property and equipment — net	$1,075,034

Substantially all of the Company’s molds are located outside of the United States at manufacturers’ facilities.
Note 5 - Intangible Assets
Intangible assets consist of the following:

	September 30,2007
	Gross Carrying	Accumulated	Gross Carrying
	Amount	Amortization	Amount
Finite Life:
Trademark and Tradenames	$881,114	$(313,742)	$567,372
     Intangible assets, other than indefinite-lived intangible assets, are amortized over estimated useful lives principally ranging from three years to ten years, with no residual values. The weighted-average useful life of intangible assets is approximately 8.3 years. Amortization expense for the nine months ended September 30, 2007 and 2006 was approximately $82,000 and $54,000, respectively. Estimated annual amortization expense by fiscal year, based on the Company’s intangible assets at September 30, 2007, is as follows:

Year Ending December 31,
2007 (3 months)	$33,000
2008	131,000
2009	132,000
2010	81,000
2011	41,000
Thereafter	149,000

$567,000

Note 6 - Business Combination
     As of June 30, 2006, the Company was granted a 51% interest in NJOYA Pty Ltd (“NJOYA”) for the use of the “Electric” trademark in Australia.  The entities had a preexisting relationship whereby NJOYA acted as an informal distributor of “Electric” products in Australia since the year 2000.  The business combination was accounted for using the purchase method in accordance with Financial Accounting Standards Board Statement Number 141, Business Combinations. There was $29,909 of goodwill recognized in relation to the transaction.  NJOYA changed its legal name to Electric Visual Evolution Australia Pty Ltd (“Electric Australia”).  The condensed balance sheet of Electric Australia at June 30, 2006 was as follows:

Current assets	$614,343
Property and equipment, net	127,564
Goodwill	29,909

Total assets	$771,816

Current liabilities	$654,858
Notes payable	116,958

Total liabilities and equity	$771,816

Note 7 - Lines-of-Credit
     In May 2007, the Company entered into a financing agreement with CIT Commercial Services for an asset based line-of-credit. The line provided for maximum borrowings of $3,000,000 which are limited to 80% of eligible accounts receivable and 50% of eligible inventory, not to exceed $1,000,000 or the amount of borrowings under the accounts receivable. In October 2007, the Company amended the financing agreement. The new line provides for maximum borrowings of $5,000,000, which are limited to 80% of eligible accounts receivable and 50% of eligible inventory, not to exceed $1,500,000 or the amount of borrowings under the accounts receivable advance. Additionally, the line carries a letter of credit sub-limit of $1,370,000 for documentary letters of credit for the importation of inventory and an additional $370,000 of standby letters of credit for business purposes unrelated to the purchase of inventory. The facility has a term of two years and expires in May 2009 with a prepayment penalty of $60,000. Borrowings under the facility bear interest at the Chase Bank Rate plus 1.5% per annum. The facility is collateralized by substantially all assets of the Company and is personally guaranteed by the majority members of the Company. It contains no financial covenants. Additionally, the facility required the subordination of certain related party notes payable listed in Note 9.
     Electric Australia has a $120,000 AUD line-of-credit with a financial institution to fund its short-term working capital requirements. Advances under the line bear interest at 9.24%. Interest on the outstanding balance is payable monthly or accrued into the outstanding balance of the line. The loan agreement expires in December 2007 and contains no covenants, as it is secured by a stockholder of Electric Australia. There was approximately $27,000 outstanding on this line-of-credit facility at September 30, 2007.
Note 8 - Long-Term Debt
Long-term debt consists of:

September 30,
2007
Notes payable for two vehicles, secured by the vehicles, due in monthly installments of $622 and $801, including fixed interest at 2.9% and 4.9% per annum through July 2010	$44,393

Unsecured note payable to bank due in monthly installments of 515€, including fixed interest at 3.8% per annum through September 2009	16,464

Unsecured note payable to bank due in monthly installments of 999€, including fixed interest at 3.45% per annum through April 2011	56,350

Various notes payable for vehicles, secured by the vehicles, due in various monthly installments up to $912 AUD, with fixed interest rates up to 9.345% per annum, expiring at various dates through February 2010	78,949

Unsecured notes payable for equipment, due in various monthly installments up to $1,172 AUD, with fixed interest rates up to 9.1% per annum, expiring at various dates through September 2008	19,887

Total	216,043
Less: current portion	(88,347)

$127,696

Annual principal maturities of long-term debt are due as follows:

Year Ending December 31,
2007 (3 months)	$20,918
2008	73,995
2009	73,940
2010	42,755
2011	4,435

$216,043

Note 9 - Related Party Transactions
Notes payable to related parties consists of:

September 30, 2007
Note payable to a majority member of the Company. The note is due in monthly installments of $5,649, including variable interest at the Prime Rate plus .5% per annum payable monthly through October 2010. Subsequent to December 31, 2006, this note was subordinated to the Company’s primary lender	$420,534

Unsecured notes payable to minority stockholders. Non-interest bearing and due upon demand. At September 30, 2007, no demand had been made and repayment is not anticipated within the next twelve months	23,468

Unsecured amounts payable to stockholders. Non-interest bearing and due upon demand	22,532

Note payable to an entity owned by a relative of the majority member of the Company. The note is secured by the majority members’ interest in the Company. The note balance is an accumulation of borrowings from the years 2000 through 2002 with accrued interest from the dates of the borrowings to September 30, 2007. Repayment terms on the note are set as annual installments of interest only in the amount of $150,372 beginning October 2007 through October 2011 with annual principal and interest repayments in the amount of $694,641 starting October 2012 through October 2016. The note bears interest at a fixed rate of 5% per annum. This note is subordinated to the Company’s primary lender
3,153,077

Total	3,619,611
Less: current portion	(64,022)

$3,555,589

          Annual principal maturities of notes payable to related parties debt are due as follows:

Year Ending December 31,
2007 (3 months)	$32,083
2008	39,979
2009	42,975
2010	328,029
2011	—
Thereafter	3,176,545

$3,619,611

     Sales to related entity - A member of the Company owns retail stores that purchase products from the Company. Aggregated sales to these stores during the nine months ended September 30, 2007 and 2006 were approximately $46,000 and $52,000, respectively. The Company had receivables of approximately $5,000 due from this entity at September 30, 2007.
     Notes receivable from members - Two of the majority members have notes payable to the Company. The notes are unsecured, bear interest at 5% per annum and are due upon demand. The Company has the right to assign, sell or otherwise transfer the notes either in part or entirely without the borrowers’ consent.
Note 10 - Commitments and Contingencies
     Leases - Electric USA leases its primary operating facilities in San Clemente, California under the terms of non-cancelable operating leases. The leases expire in March 2008 and carry an aggregate monthly rental of approximately $9,000 plus taxes, subject to cost of living increases each renewal period. The Company also has additional operating leases for office equipment, which expire on various dates through June 2009, and have aggregate monthly payments of approximately $1,400. Rent expense for Electric USA was approximately $83,000 and $79,000 for the nine months ended September 30, 2007 and 2006, respectively.
     Electric Europe leases its primary operating facility and warehouse in Soorts Hossegor, France. The leases expire from July 2009 through January 2014 and carry aggregate monthly rentals of $3,634. Electric Europe also has additional operating leases for automobiles and office equipment, which expire on various dates from April 2008 through September 2010 and have aggregate monthly payments of $1,573. Rent expense for Electric Europe was approximately $49,000 and $25,000 for the nine months ended September 30, 2007 and 2006, respectively.
     Electric Australia leases its primary operating facility and warehouse in Byron Bay, Australia. The leases expired in April 2007 and then converted to month to month leases. Aggregate monthly rentals are $2,252 USD. Rent expense for Electric Australia was approximately $23,000 and $25,000 for the nine months ended September 30, 2007 and 2006, respectively.
     Electric Spain leases its primary operating facility and warehouse in Urduliz, Spain. The lease expires in December 2010 and carries aggregate monthly rentals of $806. Rent expense for Electric Spain was approximately $6,800 and $5,900 for the nine months ended September 30, 2007 and 2006, respectively.
Future minimum annual lease payments under non-cancelable operating leases are as follows:

Year Ending December 31,
2007 (3 months)	$49,790
2008	93,697
2009	33,806
2010	25,540
2011	14,622
Thereafter	30,463

$247,918

     Professional athlete retainers - The Company establishes relationships and enters into endorsement agreements with professional athletes in order to promote the “Electric” brand and products. The contracts are primarily of short duration and can be terminated at any time by either party. Some of these contracts provide incentives for magazine exposure and competitive victories while wearing or using “Electric” products. Accordingly, the amounts of future payments under the terms of these agreements cannot be predicted with certainty. The Company has also agreed to pay minimum monthly payments to some of the athletes. The estimated monthly expenditures under existing contracts are approximately $64,000. Such expenses are an ordinary part of the Company’s operations and are expensed as incurred. Total expenses incurred during the nine months ended September 30, 2007 and 2006, under the aforementioned athlete retainers, were approximately $519,000 and $411,000, respectively, and are included in selling, general and administrative expenses.
     Sponsorship agreements - Pursuant to certain sponsorship agreements entered into on July 1, 2005 and January 1, 2006, the Company is required to pay promotional fees and royalties on sales of certain signature eyewear bearing the respective athletes’ name. The promotional fees are set as minimum monthly payments to be made to the athletes through the termination of the contracts on December 31, 2008. The royalty percentages range from 5% to 6% of the net income generated on the sales of the athletes’ signature eyewear and have no minimum requirements. Promotional fees paid under these contracts during the nine months ended September 30, 2007 and 2006 amounted to approximately $216,000 and $219,000, respectively, and are included in selling, general and administrative expenses. Royalties paid under these agreements during the nine months ended September 30, 2007 and 2006 amounted to approximately $32,000 and $21,000, respectively, and are included in selling, general and administrative expenses.
Future minimum promotional fees to be paid under these agreements are as follows:

Year Ending December 31,
2007 (3 months)	$22,000
2008	100,000

$122,000

     Licensing agreement - Pursuant to a certain exclusive licensing agreement, the Company has the right to use the “Wolfpak” trademark and trade name on or in association with certain products that the Company produces. The Company is required to pay royalties at 6% of net income from individual sales with a minimum net income threshold of

$25 per unit sold. There are no minimum annual royalty amounts. The agreement expires May 31, 2008. Royalty expense related to this agreement for the period ended September 30, 2007 was insignificant.
     Tax penalties - The Company has potential penalties of $80,000 to $100,000 for the late filing of certain informational forms required to be included with the Company’s income tax returns including: Federal form 5471 (for the years ending December 31, 2000 through 2005), Federal form TDF 90-22.1 (December 31, 2005) and Canada Form T-2 (December 31, 2005). Management believes the assessment of these potential penalties is not probable and has not recorded a related accrual.
     Litigation - Subsequent to September 30, 2007, the Company settled all claims with a former employee. The settlement obligates the Company to pay the former employee $350,000 if the Company is sold by January 18, 2008. If no sale occurs, the settlement agreement is null and void. The Company is subject to other legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the ultimate amount of gain or loss with respect to these actions will not materially affect the financial position or results of operations of the Company.
Note 11 - Concentrations
     Supplier - During the nine months ended September 30, 2007 and 2006, the Company had three suppliers that each comprised 10% or more of net inventory purchased during the year. Total purchases from these suppliers represented approximately 66% and 72% of the total purchases for the nine months ended September 30, 2007 and 2006, respectively. At September 30, 2007, the total amounts due to these suppliers were approximately $3,600,000 and are included in accounts payable.
Note 12 - Subsequent Event
     In November 2007, Electric Australia was granted an additional 10% ownership in Electric New Zealand. The additional 10% ownership in Electric New Zealand could result in its operations being consolidated into Electric Australia.
     On January 17, 2008, all outstanding membership interests in the Company were acquired by Volcom, Inc., pursuant to the terms of an Agreement of Purchase and Sale, dated as of January 15, 2008 (the “Purchase Agreement”). Under the Purchase Agreement, Volcom, Inc. will pay to the members of the Company $25.25 million in cash upon the closing of the transaction, subject to certain indemnities and post-closing adjustments. The members will also be eligible to earn up to an additional $21.0 million over the next three years upon achieving certain financial milestones.
     On January 17, 2008, upon the closing of the Purchase Agreement, the line of credit, long-term debt, notes payable to related parties and all outstanding interest were paid in full (see Note 7, Note 8 and Note 9).